[On Thompson Coburn, LLP letterhead]


January 28, 2000

Board of Directors                                   Board of Directors
NMBT CORP                                            Summit Bancorp.
55 Main Street                                       301 Carnegie Center
New Milford, Connecticut                             Princeton, New Jersey

Ladies and Gentlemen:

                  You have requested our opinion with regard to certain federal income tax consequences of the proposed merger (the "Merger") of NMBT CORP ("NMBT") with and into Summit Bancorp. ("Summit").

                  In connection with the preparation of our opinion, we have examined and have relied upon the following:

                  (i) The Agreement and Plan of Merger between Summit and NMBT dated October 3, 1999, including the schedules and exhibits thereto (the "Agreement"), and the "Reorganization Election" (as the quoted term is defined in the Agreement);

                  (ii) Summit's Registration Statement on Form S-4, including the Proxy Statement/Prospectus contained therein, filed with the Securities and Exchange Commission on December 23, 1999, as supplemented and amended to the date hereof (the "Registration Statement");

                  (iii)   The   representations   and   undertaking   of  Summit
                  substantially in the form of Exhibit A hereto;

                  (iv)   The    representations   and   undertakings   of   NMBT
                  substantially in the form of Exhibit B hereto; and

                  (v) The Shareholder Rights Plan between Summit and First Chicago Trust Company of New York, as rights agent, dated as of June 16, 1999 (collectively, the "Rights Agreements").

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NMBT Corp.
Summit Bancorp.
January 28, 2000

Page 2


                  Our opinion is based solely upon applicable law and the factual information and undertakings contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information and the performance of all undertakings contained in each of such documents, and we have assumed that all representations made to the knowledge of any person or entity or with similar qualification will be true and correct as if made without such qualification. We also have assumed the authenticity of all original documents, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. All of our assumptions were made with your consent. If any fact or assumption described herein or below is incorrect, any or all of the federal income tax consequences described herein may be inapplicable.

                                     OPINION

                  Subject to the foregoing, to the conditions and limitations expressed elsewhere herein, and assuming that the Merger is consummated in accordance with the Agreement, we are of the opinion that for federal income tax purposes:

                  1. The Merger will constitute a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"). Each of Summit and NMBT will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                  2. Each shareholder of NMBT who exchanges, in the Merger, shares of NMBT common stock, par value $0.01 per share ("NMBT Common Stock") solely for shares of Summit common stock, par value $0.80 per share, including the rights associated therewith under the Rights Agreements ("Summit Common Stock"):

                           a) will  recognize no gain or loss as a result of the
                  exchange, except with regard to cash received in lieu of a fractional share, as discussed below (Code section 354(a)(1));

                           b) will have an  aggregate  basis  for the  shares of
                  Summit Common Stock received (including any fractional share of Summit Common Stock deemed to be received, as described in paragraph 3, below) equal to the aggregate adjusted tax basis of the shares of NMBT Common Stock surrendered (Code section 358(a)(1)); and

                           c) will  have a  holding  period  for the  shares  of
                  Summit Common Stock received (including any fractional share of Summit Common Stock deemed to be

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NMBT Corp.
Summit Bancorp.
January 28, 2000

Page 3



                  received, as described in paragraph 3, below) which includes the holding period of the shares of NMBT Common Stock surrendered, provided that the shares of NMBT Common Stock surrendered are held as capital assets at the time of the Merger (Code section 1223(1)).

                  3. Each shareholder of NMBT who receives, in the Merger, cash in lieu of a fractional share of Summit Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by Summit. Provided that the shares of NMBT Common Stock surrendered are held as capital assets at the time of the Merger, the receipt of such cash will cause the recipient to recognize capital gain or loss, equal to the difference between the amount of cash received and the portion of such holder's basis in the shares of Summit Common Stock allocable to the fractional share (Code sections 1001 and 1222; Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574).

                            * * * * * * * * * * * *

                  We express no opinion with regard to: (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any, to those shareholders of NMBT who acquired shares of NMBT Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and (ii) the tax consequences to special classes of shareholders, if any, including without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, and dealers in securities; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein. Further, our opinion is based upon the Code, Treasury Regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto, all of which are subject to change at any time, possibly with retroactive effect, and we assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

                  The foregoing opinion reflects our legal judgment solely on the issues presented and discussed herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion.

                  We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references made to this letter and to this firm in the Registration Statement.

                                                Very truly yours,

                                                /s/ Thompson Coburn
                                                -------------------
                                                Thompson Coburn